Exhibit 23.4

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

May 10, 2023

Ranger Oil Corporation

16285 Park Ten Place, Suite 500

Houston, Texas 77084

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as independent reserves engineers, to the inclusion of information taken from our report entitled “Report as of December 31, 2022 on Reserves and Revenue of Certain Properties with interests attributable to Ranger Oil Corporation” in Part I and in the “Notes to Consolidated Financial Statements” portion of the Annual Report on Form 10-K of Ranger Oil Corporation for the year ended December 31, 2022 (the “Annual Report”), filed on March 9, 2023, and to the incorporation by reference of our report of third party dated February 2, 2023, in the “Exhibits and Financial Statement Schedules” portion of the Annual Report, in each case in the form of and context in which they appear in the Registration Statement on the Amendment No.1 to the Form F-4 (including any amendments thereto, the “Registration Statement”), of Baytex Energy Corporation and the related prospectus that is a part thereof. We further consent to the reference to our firm under the heading “EXPERTS” in the Registration Statement and related prospectus.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716